EXHIBIT 23.2

621 SEVENTEENTH STREET        DENVER, CO 80293        TELEPHONE (303)623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our report letter dated February 7, 2018, included in or made in a part of this Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”), of Extraction Oil & Gas, Inc., in accordance with the requirements of the Securities Act of 1933, as amended. We also consent to the references to us contained in the Registration Statement, including in the prospectus under the heading “Experts”.

\s\ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado
May 14, 2018